May 21, 2012

David Gilbert
1024 Tyne Boulevard
Nashville, Tennessee 37220

Dear David:

This letter confirms our offer and your acceptance of the full time position of President - Hospitality Group reporting to Bob Carr, Chief Executive Officer. You will be based in Nashville, TN but as discussed, your responsibilities will require extensive travel. Your semi-monthly rate will be $15,416.67 per pay ($370,000 annually) and you will be paid on the 15th and the end of each month. In addition to your base salary listed above, your compensation package will also include the following:

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Annual bonus eligibility equivalent to 50% of base salary. Your bonus is guaranteed in the first two years of your employment with Heartland. Your 2012 bonus will be prorated based on your start date with Heartland. In 2014, your bonus will be guaranteed for the remaining portion of your second year of employment (approximately 7 months value). Thereafter the bonus will be determined based upon your personal performance and Heartland achieving key objectives. Bonuses are generally paid in January for the previous year except that for the period in which your bonus is guaranteed, which will be paid monthly.

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Restricted Stock Units will be issued to you as of June 1, 2012. These RSUs will vest over 4 years. The number of these RSUs will be determined on the date of this agreement and will have value equal to four times your annual salary.

We look forward to you beginning your full-time employment on or about July 30th, 2012 but you will begin as a part-time employee on June 1, 2012 for the purposes of gaining background about the company and your position prior to your full-time start date. Your compensation for your part time work will be $1. You will be provided a minimum of four weeks of vacation per year, including your first year.

After 90 days of employment with Heartland, you will automatically be enrolled in HPS's 401K Profit Sharing Plan at a standard deduction of 1%. You may elect to have a higher percentage taken out or none at all. Information about these programs and other company benefits, as well as guidelines concerning your employment, are described in Heartland's Employee Handbook, which you will be provided access via our web-site when your employment begins. If you have other specific benefit questions, feel free to contact Jose Muniz at jose.muniz@e-hps.com or Jackie Lamont at Jackie.lamont@e-hps.com.

As discussed, this offer is contingent upon the successful completion of a background check and your written acceptance of the terms and conditions set forth in the attached document pertaining to Heartland's Alcohol and Drug-Free Workplace Policy.

Your employment with Heartland is “at-will.” This means that just as you have the right to end your employment with Heartland at any time, for any reason or no reason, and with or without notice, Heartland also has the right to terminate your employment at any time, for any reason or no reason, and with or without notice.

To confirm your acceptance of this offer and acknowledge your at-will employment relationship with Heartland, please sign this letter and the Alcohol and Drug Free Workplace policy and return to Heartland's Human Resource Department. Feel free to retain a copy for your records.

On behalf of Heartland Payment Systems, I look forward to having you join our team. In the meantime, if you have any questions about the terms of our offer or the company in general, please feel free to contact me.

Sincerely,

/s/ Robert O. Carr

Bob Carr
Chief Executive Officer

I hereby accept the offer of employment described above and acknowledge that my employment relationship with Heartland Payment Systems is contingent upon the successful completion of a background check, and my written acceptance of the terms and conditions set forth in Heartland's Alcohol and Drug-Free Workplace Policy. I further acknowledge that any employment relationship I may have with Heartland is at-will.

_/s/ David Gilbert_____________________________     May 21, 2012
David Gilbert                                Date